Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 47
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 47 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, and May 19, 2014 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 47 together with the Prospectus.

This Prospectus Supplement No. 47 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on May 28, 2014.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 47 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 47 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 47 is May 28, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 12, 2014

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 12, 2014, Twin Cities Power Holdings, LLC (the “Company”) entered into a banking relationship with Royal Bank of Canada (“RBC”), through its RBC Wealth Management Banking segment, wherein RBC has agreed to provide the Company with an uncommitted line of credit collateralized by the Company’s investment account in the amount of $700,000 (the “Facility”). The interest rate on the Facility is 2.40%, and availability of funds may be increased or decreased by RBC in its sole and absolute discretion. RBC is not committed or otherwise obligated to make any extensions of credit under the Facility, and repayment of principal under the Facility may subject the Company to break funding costs.

The foregoing description of the Facility is qualified in its entirety by reference to the full text of the Facility, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Loan Confirmation from Royal Bank of Canada to Twin Cities Power Holdings, LLC, dated May 12, 2014, and related correspondence.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2014	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

3

Exhibit 10.1

RBC Wealth Management

Royal Bank of Canada Tower 49 12 East 49th Street 35th Floor New York, NY 10017 Tel.: +1 212 415-5900 Fax: +1 212 415-5006 www.rbcwm-usa.com

May 9, 2014

TWIN CITIES POWER HOLDINGS, LLC

Attn: Timothy Krieger

Ste 210, 16233 Kenyon Ave

Lakeville, MN 55044

Re: Uncommitted Line of Credit

Dear Mr. Krieger:

You have been approved for a US$ 700,000.00 uncommitted line of credit (the "Facility") from Royal Bank of Canada (the "Bank"). The availability under the Facility may be increased or decreased by the Bank in its sole and absolute discretion. While the Bank may make extensions of credit in its sole and absolute discretion under the Facility, the Bank is not, nor shall it be, committed or otherwise obligated to make any extensions of credit under the Facility.

We are enclosing a copy of the Bank's Margin Maintenance Guidelines. These guidelines set forth the maximum loan value that the Bank may, but is not obligated to, attribute to certain classes of assets pledged to it by its clients.

Please note that any repayment of principal under the Facility may be subject to break funding costs. Please consult the relevant provisions of your loan documentation for an explanation and an illustration of how such break funding costs are calculated.

We thank you for your business. Please feel free to contact us should you have any questions.

Sincerely yours,

ROYAL BANK OF CANADA

/s/ Alexander Ingalls

Alexander Ingalls

Senior Credit Officer

Loan Confirmation	Royal Bank of Canada 12 East 49th Street 35th Floor New York, New York 10017 Telephone (212) 415-5900 www .rbcwminternational.com

TWIN CITIES POWER HOLDINGS, LLC 16233 KENYON AVE LAKEVILLE, MN 55044	Date: MAY 12, 2014 Contract: 3254565-001

Amount	Value Date	Contract Rollover Date	Term
700,000.00 USD	MAY 12, 2014	JUN 11, 2014	30 DAYS

Your interest rate will be 2.401100

Your payments will be as follows:

Interest Amount:	Due On:

1,400.64	JUN 11, 2014

Please quote the contract number on all payments and correspondence. Interest and principal payments due at maturity should be made in accordance with the standard terms of our arrangement with you.

Margin Maintenance Guidelines

The table below sets forth the loan to value advance percentages that Royal Bank of Canada (the "Bank") may, but is not obligated to, attribute in respect of certain classes of assets pledged to it by its clients. The Bank may, in its sole and absolute discretion and without notice, attribute percentages that are different from what is set forth below.

Asset Class[1]	Loan to Value Advance Percentage
Cash & RBC Time Deposits	100%
Certificates of Deposit (FDIC-insured)	90%
US/Canadian Treasury Bills	98%
Commercial Paper (less than 1 year) rated: A-1/P-1 or better A-2/P-2	95% 85%

Sovereign & Supranational Notes & Bonds

Rated AAA (including US Treasuries); <5 years Rated AAA (including US Treasuries); > 5 years

Rated AA(+/-); < 5 years

Rated AA(+/-); > 5 years

Rated A(+/-);< 5 years

Rated A(+/-); > 5 years

Rated BBB (+/-); < 5 years

Rated BBB (+/-); > 5 years

Rated BB (+/-)[2] ; < 5 years

Rated BB (+/-)[2] ; > 5 years

Rated B (+/-)[2] ; < 5 years

Rated B (+/-)[2] ; > 5 years

95% 90% 90% 85% 85% 80% 75% 70% 70% 65% 45% 30%
US Agency Debt Direct Obligations & Mortgage Pass Thrus; < 5 years Direct Obligations & Mortgage Pass Thrus; > 5 years REMICs & CMOs Rated BBB - or better	93% 85% 50%

State/Provincial/Municipal Notes & Bonds

Rated AAA; < 5 years

Rated AAA; > 5 years

Rated AA(+/-); < 5 years

Rated AA(+/-); > 5 years

Rated A(+/-); < 5 years

Rated A(+/-); > 5 years

Rated BBB (+/-) < 5 years

Rated BBB (+/-) > 5 years

Rated BB (+/-)[2] ,any term

Unrated General Obligation (GOs) [2]

90% 85% 85% 80% 80% 75% 70% 65% 40% 50%

Corporate Notes & Bonds

Rated AAA; < 5 years

Rated AAA; > 5 years

Rated AA(+/-); < 5 years

Rated AA(+/-); > 5 years

Rated A(+/-); < 5 years

Rated A(+/-); > 5 years

Rated BBB (+/-); < 5 years

Rated BBB (+/-); > 5 years

Rated BB(+/-)[2]; any term

85% 80% 80% 75% 75% 70% 70% 60% 40%
Mutual Funds[3] (Daily redemption) Money Market Funds Investment Grade Bond Funds	98% 80%

Balanced Funds Blue Chip Equity Funds Other Funds	75% 70% 50%

Equities

(freely tradable; Common or Preferred shares or Depository Receipts. The

Bank prefers that equities on major U.S. or Canadian exchanges trade at

$5.00 or more per share)

- Purpose Credit (as defined in Federal Reserve Board Regulation U)

- Non-Purpose Credit

50% 70%

Principal Protected Structured Notes

(based on Net Present Value - NPV of the principal protected amount) RBC Issued

3rd Party issued rated AAA, maxim.um remaining term to maturity not to exceed 7 years

3rd Party issued rated AA(+/-); maximum remaining term to maturity not to exceed 7 years

3rd Party issued rated A(+/-); maximum remaining term to maturity not to exceed 7 years

95% 90% 85% 80%

Non-Principal Protected Structured Notes (including Reverse Convertibles and/or Equity-Linked Notes)4

RBC Issued; maximum term not exceeding 3 years

3rd Party issued rated A+ or better; maximum term not exceeding 1 year

40%-70% 30%-60%

1.                            The Bank prefers that collateral be denominated in a major currency. Where the collateral is denominated in a currency that is different from the currency of any loan, the Bank prefers that the loan value of the collateral exceed the outstanding principal balance of a loan by an amount sufficient to provide a cross-currency risk cushion of at least 5% of the currency mismatched amount. The Bank also prefers that collateral (other than cash, US Treasuries and certain other highly-rated securities) be diversified so that securities from any one issuer do not constitute more than 20% of the loan value of the collateral.

2.                            The Bank prefers that the sum of the loan value of (a) debt rated BB+ or lower and (b) unrated General Obligation Municipal bonds not exceed 20% of the loan value of the collateral.

3.                            The Bank prefers that all Mutual Funds be registered under the Investment Company Act of 1940. The loan value that secures "purpose credit" (as defined in Regulation U) shall be capped at 50% whenever required by Regulation U.

4.                            Loan to value advance percentages range provided as an indication. The actual lending value will depend on the structure of the Note eg: pay-off and underlying structure, as well as the overall composition of the pledged portfolio.